Exhibit 99.1

PETROHAWK ENERGY CORPORATION REPORTS

THIRD QUARTER FINANCIAL AND OPERATING RESULTS

98% Success Rate Achieved in Drilling Program

Company Accelerates Development of Over 90,000 Net Acres in Fayetteville Shale

Fourth Quarter Outlook Provided; 20% Production Growth Planned for 2008

Houston, Nov. 8 — Petrohawk Energy Corporation (NYSE:HK) (“Petrohawk” or “the Company”) announced third quarter 2007 financial results and provided an update on operating activities and the filing of a registration statement with the Securities and Exchange Commission (SEC) covering the initial public offering of units of a Master Limited Partnership (MLP).

•

Petrohawk reported revenues of $213 million for the quarter and average daily production of 327 million cubic feet of natural gas equivalent (Mmcfe/d), approximately 85% natural gas, in line with the Company’s guidance of 322-332 Mmcfe/d.

•

The Company expects to produce between 295 and 305 Mmcfe/d during the fourth quarter, reflecting an assumed November 30, 2007 closing date for its previously announced Gulf Coast divestment. During the third quarter, the Gulf Coast division produced approximately 100 Mmcfe/d.

•

Petrohawk reported net income for the quarter of $27 million, or $0.16 per fully diluted common share, before adjusting for selected items. Net income reached $31 million, or $0.18 per fully diluted common share, after excluding selected items (see Selected Item Review and Reconciliation table). Cash flows from operations were $151 million, or $0.87 per fully diluted common share.

•

The Company’s operating costs continue to improve. Lease operating expense (LOE) for the quarter was $0.57 per Mcfe compared to $0.66 per Mcfe for the same period one year ago. Further reductions are expected after the closing of the Gulf Coast sale. Total operating costs (including lease operating, workover, production taxes, gathering and transportation and other expenses) were $1.35 per Mcfe, compared to $1.54 per Mcfe for the same period a year ago.

•

Petrohawk is approximately 78% hedged based on its production outlook for the fourth quarter of 2007 with an average floor for natural gas of $7.25 per Mcf. The average floor on oil hedges is $63.69 per Bbl. Petrohawk gained $0.99 per Mcf from hedging during the quarter, bringing realized natural gas prices to $7.21 per Mcf. Before the effect of hedges, the Company realized 100% of NYMEX for its natural gas production and 97% of NYMEX for oil.

•

The Company drilled 87 wells during the quarter with a 98% success rate. By region, the Company drilled 51 wells in its core operating area (North Louisiana, Fayetteville Shale, and East Texas) and 13 in the Western Region (Permian, Anadarko and Arkoma), all of which were successful. In the Gulf Coast, Petrohawk drilled 22 successful wells and two dry holes. In the Fayetteville Shale Trend (Van Buren County, Arkansas), five operated wells and five non-operated wells were drilled. Twenty-five wells were drilled in Elm Grove Field (Caddo, Desoto and Bossier Parishes, Louisiana), along with thirteen wells, all operated, drilled in Terryville Field (Lincoln Parish, Louisiana). The Company is currently operating a total of 21 rigs, with four in the Fayetteville Trend, nine in North Louisiana, one in Oklahoma, six in the Gulf Coast and one in West Texas.

•

Petrohawk outlined plans for development of its expanding Fayetteville Shale position, which currently encompasses over 90,000 net acres, mainly located in Van Buren County, Arkansas. By year end 2007, the Company expects to have tested eight separate prospect areas located in T11-12N, R10W-15W of Van Buren County. Six of these prospects are scheduled to have horizontal wells drilled and two are expected to have vertical stratigraphic tests drilled, with horizontal drilling expected to follow data analysis. Petrohawk has budgeted an increase in the operated rig count to eight and intends to drill 115 operated wells during 2008.

•

During the quarter, data was delivered on the 50-square-mile 3D seismic survey in Terryville Field. The dataset indicated numerous Gray sand exploration and development opportunities as well as additional locations identified in the Lower Cotton Valley and new Bossier potential. Petrohawk will begin drilling 3D-based locations during fourth quarter 2008.

•

On October 16, 2007, the Company announced that it had entered into a definitive agreement to sell its Gulf Coast Division for $825 million. The transaction is expected to close on November 30, 2007. The Company expects to apply net proceeds to debt reduction and reinvest in its core areas of North Louisiana and East Texas (Cotton Valley, Travis Peak and James Lime) and the Fayetteville and Woodford Shales.

•

On October 30, 2007, Petrohawk filed a registration statement with the SEC to offer units to the public in its newly formed MLP, HK Energy Partners LP. The MLP is expected to initially own certain long-lived, low maintenance properties from the Company’s Permian region portfolio, including Jalmat, Sawyer, TXL North and Waddell Ranch fields.

“We have just completed a very busy quarter, arranging for the sale of our Gulf Coast division, preparing the registration statement for HK Energy Partners LP, and laying the groundwork for accelerated development of all our major properties,” said Floyd C. Wilson, President and Chief Executive Officer. “Our mandate is to focus our efforts on developing and growing production and revenues from conventional tight gas reservoirs like the Cotton Valley and from non-conventional tight gas reservoirs like the Fayetteville Shale. We also have successful downspacing programs underway at both Elm Grove and Terryville fields in North Louisiana, and a formidable expansion underway in the heart of the Fayetteville Shale play. Having continued to improve our operating cost structure and having assembled an extensive set of low-risk drilling opportunities, we’ve established an excellent basis for high margin growth in 2008.”

Additional Third Quarter Operational Data

Elm Grove Field: The Company drilled a total of 25 wells, all successful, in the Elm Grove Field during the quarter, of which 23 were operated with an average working interest (WI) of 76%. The average Initial Production (IP) for the wells drilled during the quarter was 1.65 Mmcfe/d. Seven of eight wells that are a part of the ongoing 20-acre development program were completed during the quarter with an average IP of 1.61 Mmcfe/d, in line with expectations. Petrohawk also drilled its first operated horizontal well, the Charles Horton 30 #1H, and the second of four horizontal wells expected to be drilled by the end of the year is currently drilling. The Charles Horton 30 #1H was fraced in late October with eight stages using an open hole packer system, and had initial flow rates in excess of 3.1 Mmcfe/d.

Terryville Field: In Terryville Field, 13 operated Lower Cotton Valley wells were successfully completed during the quarter. The wells had an average WI of 83% and an average IP of 2.63 Mmcfe/d. Of the 13 wells, two were the initial 20-acre locations drilled in the field, with a third 20-acre well having been completed in early fourth quarter. The three wells had an average IP of 2.95 Mmcfe/d, in line with expectations. The 50-square mile 3D seismic data set was delivered during the quarter, indicating numerous Gray sand exploration and development opportunities as well as discernible trends identified in the Lower Cotton Valley section and new Bossier potential that should provide additional exploitation potential through the balance of 2007 and throughout 2008.

Fayetteville Shale Trend: Petrohawk drilled five operated wells in the trend during the quarter, three of which have been completed with an average IP of 2.42 Mmcfe/d at an average WI of 65%. The Company also participated in five non-operated wells with an average WI of 8%. During the third quarter and into the fourth quarter, activity has increased to include four operated drilling rigs. In addition to the acceleration of proven development areas, a multi-well exploration program on recently acquired leasehold has been initiated. The first well in the program was recently fracture-stimulated with seven stages using an open hole packer system and is currently being tested. The second well in the program reached total depth in early November and will be fracture-stimulated in mid-November. In addition to these drilling and completion operations, the Company is in the construction phase of three separate gathering systems that should allow the initiation of production from these exploration activities by early December.

Longwood Field: In the Longwood Field, Petrohawk continued testing the Nadel and Gussman Franks #19-1 (56% WI), which was reported in the second quarter as producing 0.6 Mmcfe/d. The well has reached a current rate of 1.7 Mmcfe/d. The Company has numerous operated offset locations targeting the Upper Cotton Valley sands that produce in the Franks well, with one location scheduled for the fourth quarter and additional locations budgeted for 2008.

Western Region Activity: The Company initiated a six well program in the Sawyer Field (Sutton County, Texas) during the quarter, two of which are on production at a collective rate of approximately 1.0 Mmcfe/d. Petrohawk also continues to be active in the WEHLU Field (Oklahoma County, Oklahoma) where the Company is in the completion stage of its first operated horizontal well and recently completed the drilling of its second horizontal well.

2008 Capital Program and Production Targets

Petrohawk plans a $700 million capital program during 2008, with approximately half the budget to be invested in expansion programs in Elm Grove and Terryville fields. The Company plans to utilize twelve operated rigs in these fields to drill approximately 200 operated wells and perform 50 Hosston recompletions. In the Fayetteville Shale Trend, $215 million is budgeted for the year, which includes infrastructure sufficient to support the planned increase in drilling activity and production growth. Approximately 115 gross operated wells are planned, with an increase to eight operated rigs. Of these three large-scale operations, only the Fayetteville expansion project is expected to exceed cash flow generated by its production in 2008.

For 2008, Petrohawk expects to increase production by approximately 20% year over year, pro forma the Gulf Coast divestiture. For the full year, the Company expects to produce between 265 and 285 Mmcfe/d.

Fourth Quarter Outlook

Petrohawk provided its outlook for the fourth quarter, assuming a November 30 closing date for its Gulf Coast divestiture, as follows:

Production (Mmcfe/d)	295 - 305
Lease Operating Expense ($/Mcfe)	$0.55 - $0.65
Workover Expense and Other ($/Mcfe)	$0.08 - $0.12
Production (Ad Valorem and Severance) Taxes	6.75% - 7.25% (of Revenue)
Gathering, Transportation and Other ($/Mcfe)	$0.25 - $0.30
General and Administrative ($/Mcfe) (1)	$0.55 - $0.65
Depletion, Depreciation and Amortization ($/Mcfe)	$3.25 - $3.35
Interest Expense ($/Mcfe) (2)	$1.10 - $1.20
Income Taxes	Effective rate of 37%-38% (90% deferred)
Price Realizations
(% of NYMEX, before effect of Natural Gas hedges):	97% - 99%
(% of NYMEX, before effect of Oil hedges):	92% - 96%

(1)	Includes non-cash stock compensation of $0.10-$0.14 per Mcfe
(2)	Includes non-cash interest items of $0.03-$0.07 per Mcfe

Hedging Activity

The following summarizes the Company’s hedge positions for the fourth quarter of 2007 and 2008:

	Fourth Quarter 2007			2008
	Natural Gas			Natural Gas
	Volume (Bbtus)	Floor	Ceiling	Volume (Bbtus)	Floor	Ceiling
Collars	15,440	$7.10	$12.29	37,420	$7.06	$10.70
Swaps	1,200	$8.12		12,800	$7.96
Puts	1,820	$8.00

Total Volume	18,460			50,220

	Oil			Oil
	Volume (Mbbls)	Floor	Ceiling	Volume (Mbbls)	Floor	Ceiling
Collars	658	$63.69	$82.93	837	$64.96	$80.26
Swaps	9	$63.85		374	$64.56
Total Volume	667			1,211

Total (Mmcfe)	21,600			55,137

Third Quarter Financial and Operational Results Conference Call

Petrohawk has scheduled a conference call today at 9:30 a.m. CST (10:30 a.m. EST) to discuss third quarter 2007 financial and operating results. To access the call, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 17091618. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 22, 2007. To access the replay, please dial 800-642-1687 and reference conference ID 17091618. International callers may listen to a playback by dialing 706-645-9291.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s other reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating revenues:
Oil and gas	$213,337	$196,439	$656,062	$385,859
Operating expenses:
Production:
Lease operating	17,236	17,594	50,528	40,460
Workover and other	2,110	2,720	6,132	5,210
Taxes other than income	12,844	15,739	43,122	30,346
Gathering, transportation and other	8,265	5,178	23,288	9,314
General and administrative	15,839	15,305	48,420	30,924
Depletion, depreciation and amortization	101,112	89,212	297,160	164,120

Total operating expenses	157,406	145,748	468,650	280,374

Income from operations	55,931	50,691	187,412	105,485
Other (expenses) income:
Net gain (loss) on derivative contracts	20,337	68,048	(7,005)	94,495
Interest expense and other	(34,308)	(35,870)	(96,847)	(55,865)

Total other (expenses) income	(13,971)	32,178	(103,852)	38,630

Income before income taxes	41,960	82,869	83,560	144,115
Income tax provision	(15,165)	(30,213)	(30,549)	(53,667)

Net income	26,795	52,656	53,011	90,448
Preferred dividends	—	—	—	(217)

Net income available to common stockholders	$26,795	$52,656	$53,011	$90,231

Earnings per share of common stock:
Basic	$0.16	$0.34	$0.32	$0.84

Diluted	$0.16	$0.33	$0.31	$0.82

Weighted average shares outstanding:
Basic	167,920	157,135	167,671	107,908

Diluted	172,273	159,647	171,779	110,706

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Assets:
Current assets	$188,161	$246,712
Oil and gas properties, net	3,506,718	3,060,243
Other assets	970,925	972,701

Total assets	$4,665,804	$4,279,656

Liabilities and stockholders’ equity:
Current liabilities	$324,240	$332,019
Long-term debt	1,613,422	1,326,239
Other noncurrent liabilities	733,303	693,054
Stockholders’ equity	1,994,839	1,928,344

Total liabilities and stockholders’ equity	$4,665,804	$4,279,656

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$26,795	$52,656	$53,011	$90,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	101,112	89,212	297,160	164,120
Income tax provision	15,165	30,213	30,549	53,667
Stock-based compensation	3,581	3,172	9,866	5,041
Net unrealized loss (gain) on derivative contracts	3,024	(68,713)	48,062	(106,304)
Net realized (gain) loss on derivative contracts acquired	(684)	4,663	(3,113)	14,597
Other	1,520	464	4,258	88

Cash flow from operations before changes in working capital	150,513	111,667	439,793	221,657
Changes in working capital	6	(32,884)	13,195	(39,333)

Net cash provided by operating activities	150,519	78,783	452,988	182,324

Cash flows from investing activities:
Oil and gas capital expenditures	(171,225)	(99,347)	(566,773)	(222,696)
Acquisition of One Tec, LLC, net of cash acquired of $2,145	(39,910)	—	(39,910)	—
Acquisition of KCS Energy, Inc., net of cash acquired of $8,260	—	(512,152)	—	(512,152)
Acquisition of Winwell Resources, Inc., net of cash acquired of $14,965	—	—	—	(175,037)
Acquisition of oil and gas properties	(72,766)	(2,598)	(133,111)	(87,893)
Proceeds received from sale of oil and gas properties	(792)	12,564	8,063	62,083
Other	(517)	(11,877)	(2,502)	10,117

Net cash used in investing activities	(285,210)	(613,410)	(734,233)	(925,578)

Cash flows from financing activities:
Proceeds from exercise of common stock options	996	1,624	2,962	2,466
Proceeds from issuance of common stock	—	—	—	188,500
Acquisition of common stock	—	—	—	(46,200)
Proceeds from borrowings	295,000	1,141,183	782,000	1,466,183
Repayment of borrowings	(158,332)	(593,319)	(501,170)	(828,319)
Debt issue costs	—	(14,374)	—	(14,374)
Net realized gain (loss) on derivative contracts acquired	684	(4,663)	3,113	(14,597)
Offering costs	—	(39)	—	(10,725)
Buyback of preferred stock	—	(942)	—	(5,339)
Other	47	994	(1,452)	(968)

Net cash provided by financing activities	138,395	530,464	285,453	736,627

Net increase (decrease) in cash	3,704	(4,163)	4,208	(6,627)
Cash at beginning of period	6,097	10,447	5,593	12,911

Cash at end of period	$9,801	$6,284	$9,801	$6,284

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Production:
Natural gas - Mmcf	25,601	21,871	75,196	38,850
Crude oil - Mbbl	742	797	2,221	1,962
Natural gas equivalent - Mmcfe	30,052	26,652	88,522	50,622
Daily production - Mmcfe	327	290	324	185

Average price per unit:
Realized oil price per Bbl - as reported	$73.04	$67.42	$63.73	$64.96
Realized impact of derivatives per Bbl	(2.68)	(9.11)	0.24	(9.09)

Net realized oil price per Bbl	$70.36	$58.31	$63.97	$55.87

Realized gas price per Mcf - as reported	6.22	6.52	6.85	6.64
Realized impact of derivatives per Mcf	0.99	0.30	0.54	0.16

Net realized gas price per Mcf	$7.21	$6.82	$7.39	$6.80

Cash flow from operations (1)	150,513	111,667	439,793	221,657
Cash flow from operations - per share (diluted)	0.87	0.70	2.56	2.00

Average cost per Mcfe:
Production:
Lease operating	0.57	0.66	0.57	0.80
Workover and other	0.07	0.10	0.07	0.10
Taxes other than income	0.43	0.59	0.49	0.60
Gathering, transportation and other	0.28	0.19	0.26	0.18
General and administrative:
General and administrative	0.41	0.46	0.44	0.51
Stock-based compensation	0.12	0.12	0.11	0.10
Depletion	3.32	3.32	3.32	3.20

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Unrealized loss (gain) on derivatives:(1)
Natural gas	$111	$(42,378)	$36,588	$(83,700)
Crude oil	2,913	(26,334)	11,474	(22,604)

Total mark-to-market non-cash charge	3,024	(68,712)	48,062	(106,304)
Stock-based compensation	3,581	3,173	9,866	5,041
Loss on extinguishment of debt	—	7,581	—	9,081

Total selected items, before tax	6,605	(57,958)	57,928	(92,182)
Income tax effect of selected items	(2,415)	21,269	(21,178)	33,828

Selected items, net of tax	4,190	(36,690)	36,750	(58,354)
Net income available to common stockholders, as reported	26,795	52,656	53,011	90,231

Net income available to common stockholders, excluding selected items	$30,985	$15,966	$89,761	$31,877

Basic earnings per share of common stock, as reported	$0.16	$0.34	$0.32	$0.84
Impact of selected items	0.02	(0.24)	0.22	(0.54)

Basic earnings per share of common stock, excluding selected items	$0.18	$0.10	$0.54	$0.30

Diluted earnings per share of common stock, as reported	$0.16	$0.33	$0.31	$0.82
Impact of selected items	0.02	(0.23)	0.21	(0.53)

Diluted earnings per share of common stock, excluding selected items (2)	$0.18	$0.10	$0.52	$0.29

(1)	Represents the unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative positions at September 30, 2007 and 2006.
(2)	Preferred dividends have been added back for the diluted earnings per share calculations for the nine months ended September 30, 2006.